EXPLANATION OF RESPONSES
(1)
On October 13, 2020, upon the closing of a public offering of the Issuer’s common stock by certain selling shareholders and the underwriters’ exercise of the over-allotment option granted in connection with the underwritten offering, Insight Venture Partners IX, L.P., Insight Venture Partners (Cayman) IX, L.P., Insight Venture Partners (Delaware) IX, L.P., Insight Venture Partners IX (Co-Investors), L.P., Insight Venture Partners Growth-Buyout Coinvestment Fund, L.P., Insight Venture Partners Growth-Buyout Coinvestment Fund (Cayman), L.P., Insight Venture Partners Growth-Buyout Coinvestment Fund (Delaware), L.P., and Insight Venture Partners Growth-Buyout Coinvestment Fund (B), L.P. sold an aggregate amount of 4,814,802 shares of common stock, for a price per share of $72. The price per share does not reflect underwriter discounts or fees.

(2)
The reporting person is a member of the board of managers of Insight Holdings Group, LLC (“Holdings”). Holdings is the sole shareholder of Insight Venture Associates IX, Ltd. (“IVA IX Ltd”), which in turn is the general partner of Insight Venture Associates IX, L.P. (“IVA IX LP”), which in turn is the general partner of each of Insight Venture Partners IX, L.P., Insight Venture Partners (Cayman) IX, L.P., Insight Venture Partners (Delaware) IX, L.P. and Insight Venture Partners IX (Co-Investors), L.P. (collectively, “Fund IX”).

(3)
Holdings is also the sole shareholder of Insight Venture Associates Growth-Buyout Coinvestment, Ltd. (“IVA GBCF Ltd”), which in turn is the general partner of Insight Venture Associates Growth-Buyout Coinvestment, L.P. (“IVA GBCF LP”), which in turn is the general partner of each of Insight Venture Partners Growth-Buyout Coinvestment Fund, L.P., Insight Venture Partners Growth-Buyout Coinvestment Fund (Cayman), L.P., Insight Venture Partners Growth-Buyout Coinvestment Fund (Delaware), L.P. and Insight Venture Partners Growth-Buyout Coinvestment Fund (B), L.P. (collectively, “GBCF”).

(4)
All shares of common stock of the issuer (“Shares”) indicated as indirectly owned by the reporting person are included herein because the reporting person is a member of the board of managers of Holdings, Holdings is the sole shareholder of each of IVA IX Ltd and IVA GBCF Ltd, IVA IX Ltd is the general partner of IVA IX LP, IVA GBCF Ltd is the general partner of IVA GBCF LP, and in turn, IVA IX LP is the general partner of Fund IX and IVA GBCF LP is the general partner of GBCF, and the reporting person therefore may be deemed to share voting and dispositive power over such shares. The reporting person disclaims beneficial ownership of all shares of common stock of the issuer held of record by each of Fund IX and GBCF, except to the extent of his pecuniary interest therein.

(5)
Each Restricted Stock Unit (“RSU”) represents a contingent right to receive one Share or, in the Issuer’s discretion, an amount of cash equal to the fair market value of the Shares represented by the RSUs on the payment date.  These RSUs vest in full on June 8, 2021, subject to the reporting person’s continued service through the applicable vesting date, and provided that no RSUs can be settled until after the expiration of the lock-up period established in connection with the Issuer’s initial public offering.  These RSUs fully vest upon a change in control of the Issuer.

(6)
Each RSU represents a contingent right to receive one Share or, in the Issuer’s discretion, an amount of cash equal to the fair market value of the Shares represented by the RSUs on the payment date.  These RSUs vested in full upon the effectiveness of the Securities Act registration statement for the Shares, provided that no RSUs can be settled until after the expiration of the lock-up period established in connection with the Issuer’s initial public offering.

(7)
This transaction occurred prior to the Issuer’s initial public offering and is being reported on Form 4 solely for purposes of compliance with Rule 16a-2(a) under the Securities Exchange Act of 1934, as amended. The securities covered by such transaction were previously included on the Reporting Person’s Form 3.